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                     January 25, 2024

       Linda Rubinstein
       Chief Financial Officer
       Adverum Biotechnologies, Inc.
       100 Cardinal Way
       Redwood City , CA

                                                        Re: Adverum
Biotechnologies, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-36579

       Dear Linda Rubinstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences